EXHIBIT 99
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                                     [LOGO]


June 30, 2003


Dear Stockholder:

As reported to you in March,  the  Governor of  Massachusetts  signed into law a supplemental budget bill that included changes to the way banks in Massachusetts, such as Enterprise Bank, are taxed. Specifically, the state's tax laws were legislatively changed, on a retroactive basis back to 1999, to impose taxes on income earned by a bank's real estate investment trust ("REIT") subsidiary. As a result, we recorded a one-time charge of $1.9 million in our first quarter ending on March 31, 2003 to account for the maximum potential income tax liability related to such retroactive taxes for 1999-2002.

The Bank along with a majority of the estimated 60-65 Massachusetts banks affected by this tax law change have entered into a final settlement with the Massachusetts Department of Revenue. Under the terms of the settlement, the one-time income tax impact to the Bank will be approximately $1.075 million. As such, in June the Bank will record a one-time credit to earnings of approximately $825 thousand to reverse the excess reserve taken in March.

After the one-time credit to earnings due to the REIT settlement, we expect net income for the full year 2003 to be in the range of $6.7 million to $7.2 million, as compared to net income of $6.3 million in 2002.

On behalf of our entire Enterprise organization, I thank you for your continuing loyalty and support. If you have any questions, please call either me (978-656-5501), Richard Main (978-656-5511), Jack Clancy (978-656-5502) or Jim
Marcotte (978-656-5614).


Very truly yours,


/s/ George L. Duncan


George L. Duncan
Chairman and Chief Executive Officer